Exhibit (p)(3)

                         MORGAN KEEGAN SELECT FUND, INC.
        MORGAN ASSET MANAGEMENT, INC. and MORGAN KEEGAN & COMPANY, INC.
                       Amended and Restated Code of Ethics


I.    DUTY OF CARE AND LOYALTY

      This Code of Ethics ("Code") is based on the principle that certain officers, directors, and employees of Morgan Keegan Select Fund, Inc. ("Fund"), Morgan Asset Management, Inc. ("MAM") and Morgan Keegan & Company, Inc. ("Morgan Keegan"), owe a fiduciary duty to, among others, the clients of MAM, Morgan Keegan and the shareholders of the Fund. The Code applies to every director, officer, general partner, Portfolio Manager, or Advisory Person of the Fund, MAM, and Morgan Keegan as described below and required by SEC Rule 17j-1(a)(1) ("Access Persons"). All such Access Persons must avoid activities, interests, relationships or conflicts of interest that might interfere with making decisions in the best interests of the Fund and its shareholders.

      All Access Persons must at all times:

      1. Place the interests of the Fund first. In other words, you must scrupulously avoid conflicts of interest in which you serve your own personal interests to the detriment of the interests of the Fund and its shareholders.

      2. Conduct all personal Securities Transactions in Accounts in full compliance with this Code.

      3. Avoid taking inappropriate advantage of your position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business or undue influence with the Fund, MAM, Morgan Keegan, or its clients could call into question the exercise of your independent judgment in dealing with conflicts of interest.

      Questionable situations should be resolved in favor of the Fund and technical compliance with the Code's procedures will not necessarily insulate from scrutiny any trades or other situations that indicate an abuse of your duties.

II.   IMPLEMENTATION OF THE CODE

      The Compliance Department of Morgan Keegan will be responsible for implementation of this Code, including the issuance of procedures, forms and guidelines as deemed necessary for such implementation. Any questions concerning this Code should be directed to the Compliance Department.

III.  ACCESS PERSON REPORTING REQUIREMENTS

      In addition to the Trade Reporting Requirements described in Section VII of this Code, every Access Person of the Fund must provide to the Compliance Department personal holdings disclosure reports as described below. Each report must include the date that the report was submitted to the Compliance Department. The Compliance Department will identify all Access Persons who are required to make reports under Section III of this Code and will inform those persons of their reporting obligations. A list of all persons required to make reports under this section will be maintained as described in Section XIV of this Code.

      A.    INITIAL HOLDINGS REPORT.

            No later than 10 days after the person becomes an Access Person, each Access Person, except for Independent Fund Directors, must submit an Initial Holdings Report including the title, number of shares, and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person. In addition, with respect to brokerage accounts, the Initial Holdings Report must include the name of any broker, dealer, or bank with whom the Access Person maintained an account in which Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person.

      B.    QUARTERLY HOLDINGS REPORT.

            No later than 10 days after the end of a calendar quarter, each Access Person must submit a Quarterly Holdings Report which contains the following:

            1. TRANSACTION SUMMARIES. A summary of all transactions conducted during the quarter in Covered Securities in which the Access Person had any direct or beneficial ownership and indicating the status of any and all outside directorships. The Transaction Summaries must include:

                  a.    The   nature  and  date  of  the   transaction   (i.e.
                        purchase, sale, or any other type of acquisition or disposition);

                  b. The title, interest rate, maturity date, number of shares, and principal amount of each Covered Security involved;

                  c. The name of the broker, dealer or bank with or through which the transaction was effected; and

                  d. The price of the Covered Security at which the transaction was effected.

            2. ACCOUNTS REPORT. In addition, with respect to brokerage accounts, the Quarterly Holdings Report must include the name of any broker, dealer, or bank with whom an account was established during the quarter in which Securities were held


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


                  for the direct or indirect benefit of the Access Person and the date such account was established.

            Independent Fund Directors are not required to submit Quarterly Holdings Reports as required by this section unless the Independent Fund Director know or, in the course of fulfilling his or her official duties as a Fund director, should have known, that during the fifteen day period immediately before or after the Independent Fund Director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

            In the event that an Access Person is required by this section to file a Quarterly Holdings Report for a period in which he or she cannot identify any personal holdings or transactions which would require reporting, the Access Person will instead file a signed Certification of Exemption, certifying that he or she is not required to report any holdings or transactions in the said period.

      C.    ANNUAL HOLDINGS REPORT.

            According to a schedule adopted by the Compliance Department, each Access Person must submit an Annual Holdings Report which is current as of a date no more than 30 days before the report is submitted. The Annual Holdings Report must include the following:

            1.    HOLDINGS  SUMMARY.   The  title,   number  of  shares,   and
                  principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership. In addition, with respect to brokerage accounts, the Annual Holdings Report must include the name of any broker, dealer, or bank with whom the Access Person maintained an account in which Securities were held for the direct or indirect benefit of the Access Person. Independent Fund Directors do not need to submit a Holdings Summary.

            2. ANNUAL CERTIFICATION OF COMPLIANCE. Each Annual Holdings Report will also include an Annual Certification of Compliance, signed by the Access Person, in which the Access Person certifies that he or she has read and understands this Code, has complied with the requirements of this Code, and has reported all Securities Transactions in Accounts required to be disclosed or reported pursuant to the requirements of this Code.

IV.   PRE-CLEARANCE REQUIREMENTS

      All Securities Transactions in Accounts held by Advisory Persons or their Immediate Families are subject to prior authorization by the Compliance Department subject to the limitations and exceptions set forth below. Advisory Persons, except the Portfolio Managers, can seek approval by submitting, prior


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


to the time the order is entered, a request to the Portfolio Managers.(1) The Portfolio Managers should submit their requests to the Compliance Department.

V.    PROHIBITED TRANSACTIONS

      All Advisory Persons and their Immediate Families are prohibited from engaging in any of the following Securities Transactions in Accounts, although some transactions may be engaged in with prior approval. All Advisory Persons, except the Portfolio Managers, seeking prior approval should submit such requests to the Portfolio Managers. The Portfolio Managers should submit their requests for prior approval to the Compliance Department.

      A. Any transaction in a Covered Security while in possession of material nonpublic information regarding the Covered Security or the issuer of the Covered Security. This prohibition applies to all Access Persons;

      B. Transactions intended to raise, lower, or maintain the price of any Covered Security or to create a false appearance of active trading. This prohibition applies to all Access Persons;

      C. Purchases or sales of Covered Securities, or writing an option to purchase or sell a Covered Security, at a time when the Person has knowledge of an intention to purchase or sell that Covered Security (or an Equivalent Security) on behalf of the Fund. This prohibition applies whether the Securities Transaction is in the same (two purchases) or the opposite (a purchase and sale) direction of the transaction of the Fund. This prohibition applies to all Access Persons;

      D. Any purchase or sale of Covered Securities, including writing an option to purchase or sell a Covered Security, on any day during which the Fund has a pending "buy" or "sell" order in the same Covered Security (or Equivalent Security) until that order is executed or withdrawn, unless an explanation of why the trade is necessary is provided and provision is made for the Fund trade to take precedence, in terms of price, over the trade in question. Prior to approving a trade, the Compliance Department shall determine whether there is an open order for the Covered Security by the Fund;

      E. Any acquisition of Securities in an Initial Public Offering (other than a new offering of a registered open-end investment company). A record of any approval granted under this paragraph and the reasons for such approval will be maintained as described in Section XIV of this Code;

      F. Any acquisition of Covered Securities in a Limited Offering or private placement. The Compliance Department may give permission after considering, among other factors, whether the investment opportunity should be reserved for the Fund and whether the opportunity is being offered to the Advisory Person by virtue of his or her position. In the event any Advisory Person is authorized to



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(1)   Each  Portfolio  Manager  is  aware  of all  equities  or  bonds  that the portfolio he manages holds.


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

            acquire and has acquired Covered Securities in a Limited Offering, he or she is required to disclose that investment to the Compliance Department if the investment plays a part in any subsequent consideration of an investment in the issuer by the Fund. The decision to purchase Securities of the issuer by the Fund must be authorized by the Compliance Department. A record of any approval granted under this paragraph and the reasons for such approval will be maintained as described in Section XIV of this Code;

      G. Purchases of a Portfolio Security within 60 days of a sale of the Portfolio Security, and sales of a Portfolio Security within 60 days of a purchase of the Portfolio Security absent an agreement to give up all profits of the transaction; and

      H. Purchases or sales of Covered Securities, or writing an option to purchase or sell a Covered Security, within seven calendar days of a purchase or sale of the same Covered Securities (or Equivalent Securities) by the Fund.

VI.   EXEMPTIONS

      The following Securities Transactions are exempt from the preclearance requirements set forth in Section IV and the prohibitions set forth in Section V, except as further explained below:

      A.    MUTUAL  FUNDS.   Securities   issued  by  any  registered   open-end
            investment companies (including but not limited to the Fund);

      B. NO KNOWLEDGE. Securities Transactions where neither the Access Person nor an Immediate Family member knows of the transaction before it is completed (for example, Securities Transactions effected for an Access Person by a trustee of a blind trust or discretionary trades involving an investment partnership or investment club in which the Access Person is neither consulted nor advised of the trade before it is executed);

      C. CERTAIN CORPORATE ACTIONS. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

      D. EXERCISE OF RIGHTS. Any acquisition of Securities through the exercise of rights issued by an issuer PRO RATA to all holders of a class of its Securities, to the extent the rights were acquired in the issue;

      E. COMMODITIES, FUTURES AND OPTIONS ON FUTURES. Commodities, futures (including currency futures) and options on futures are not subject to preclearance, nor to the seven-day blackout, 60-day profit disgorgement, and prohibited transaction provisions of Section V, but are subject to transaction reporting;

      F.    GIFTS AND BEQUESTS.  Receipt of Securities as gifts and bequests and
            the  making  of  personal  or  charitable   gifts  and  bequests  of
            Securities; and


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


      G. MISCELLANEOUS. Any transaction in the following: (1) bankers acceptances, (2) bank certificates of deposits, (3) commercial paper, (4) repurchase agreements, (5) Securities that are direct obligations of the U.S. Government, (6) other Securities which may from time to time be exempted in writing by the Securities and Exchange Commission.

VII.  TRADE REPORTING REQUIREMENTS

      All Access Persons and their Immediate Families must arrange for the Compliance Department to receive directly from the broker, dealer, or bank in question, duplicate copies of each confirmation and periodic statements for each Securities Transaction in each Account. If any such Access Person is unable to arrange for duplicate confirmations and statements to be sent, he or she must immediately notify the Compliance Department. This provision shall not apply to Independent Fund Directors.

VIII.  CONFIDENTIALITY; CONFLICT OF INTEREST

      ALL ACCESS PERSONS ARE PROHIBITED FROM REVEALING (except to the extent necessary in the normal course of the fulfillment of required duties on behalf of the Fund), OR ACTING UPON FOR PERSONAL BENEFIT, ANY INFORMATION RELATING TO THE INVESTMENT INTENTIONS, ACTIVITIES OR PORTFOLIO HOLDINGS OF THE FUND.

      ALL ACCESS PERSONS ARE PROHIBITED FROM TAKING PERSONAL ADVANTAGE OF ANY INVESTMENT OPPORTUNITY PROPERLY BELONGING TO THE FUND, TO MAM OR TO MORGAN KEEGAN.

IX.   GIFTS

      A.    ACCEPTING GIFTS

            On occasion, because of their position with MAM, Morgan Keegan, or the Fund, the Portfolio Manager or other Advisory Persons may be offered, or may receive without notice, gifts from clients, outside vendors, or other persons who do business or are seeking to do business with MAM, Morgan Keegan or the Fund. Solicitation of such gifts or gratuities is unprofessional and is strictly prohibited. This provision shall not apply to gifts received from immediate family members who give any such gifts in that capacity.

            Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined or returned in order to protect the reputation and integrity of MAM, Morgan Keegan and the Fund. Gifts of a nominal value (I.E., gifts with a reasonable value of no more $100 a year) and customary business lunches, dinners, entertainment (E.G., sporting events), and promotional items (E.G., pens, mugs, T-shirts) may be accepted.


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


            If any gift is received that might be prohibited under this Code, the Portfolio Manager or Advisory Person involved must immediately inform the Compliance Department.

      B.    GIVING GIFTS

            The Portfolio Manager and other Advisory Persons may not give any gift with a value in excess of $100 per year to persons associated with securities or financial organizations, other member organization, including exchanges, commodity firms, news media, or clients of Morgan Keegan or MAM. This provision shall not apply to gifts to immediate family members given in that capacity.

X.    UNDUE INFLUENCE

      NO PERSON MAY CAUSE OR ATTEMPT TO CAUSE THE FUND TO PURCHASE, SELL OR HOLD ANY SECURITY IN A MANNER CALCULATED TO CREATE ANY PERSONAL BENEFIT TO SUCH PERSON.

      If the Portfolio Manager or any member of his or her Immediate Family stands to materially benefit from an investment decision for the Fund that he or she is recommending or participating in, the Portfolio Manager must disclose that interest to the Compliance Department. Based on the information given, a decision will be made on whether or not to restrict the Portfolio Manager's participation in causing the Fund to purchase or sell a Covered Security in which he or she has an interest.

      The Portfolio Manager must disclose to the Compliance Department any Beneficial Interest that he or she, or his or her Immediate Family, has in that Covered Security or an Equivalent Security, or in the issuer thereof, where the decision could create a material benefit to the Portfolio Manager, or to his or her Immediate Family, or create the appearance of impropriety. The Compliance Department will determine whether or not the Portfolio Manager will be restricted in making investment decisions.

XI.   SERVICE AS A DIRECTOR

      Neither the Portfolio Manager nor any other Advisory Person may serve on the board of directors of a publicly traded company not affiliated with MAM, absent prior authorization from the Compliance Department. This provision shall not apply to Independent Fund Directors.

XII.  CODE OF ETHICS REVIEW COMMITTEE

      A.    INVESTIGATING VIOLATIONS OF THE CODE

            The Code of Ethics Review Committee is responsible for investigating any reported or suspected violation of the Code and imposing sanctions. Any such investigation may be delegated to the Compliance Department.


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


      B.    ANNUAL REPORTS

            The Code of Ethics Review Committee will review the Code at least once a year, in light of legal and business developments and experience in implementing the Code, and will prepare an annual report to the Fund's Board of Directors. The report will:

            1. Describe any issues arising under this Code since the last report to the Board of Directors, including but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and

            2. Certify that the Fund, MAM or Morgan Keegan has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

XIII. REMEDIES

      A.    SANCTIONS

            If the Code of Ethics Review Committee determines that any Access Person has committed a violation of this Code, the Committee may recommend the imposition of such sanctions, subject to review as set forth below, as it deems appropriate, including reversal of the transaction(s) in question and forfeiture of any profit or absorption of any loss derived therefrom, a letter of censure, or suspension or termination of the employment of the violator for cause.

      B.    REVIEW

            Whenever the Code of Ethics Review Committee determines that any Access Person has committed a violation of this Code that merits remedial action, it will report to the President of MAM information relating to the investigation of the violation, including any recommended sanctions. The President of MAM shall have the power to modify or increase the sanction as he or she deems appropriate. In performing this function, the President of MAM shall have access to all information considered by the Code of Ethics Review Committee in relation to the case.

XIV.  RECORDKEEPING

      A copy of all of the following information, supplied pursuant to this Code, will be retained at the principal place of business of the Fund for at least five years after the end of the fiscal year in which the report is submitted:

      A. A copy of the current Code of Ethics, in addition to a copy of any Code of Ethics in effect at any time within the past five years;

      B. A list of all persons, currently or within the last five years, who are or were required to make Personal Holdings Reports, and the names of the Compliance Department employees who are or were


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


            responsible for reviewing those reports (as described in Section III of this Code);

      C. Personal Holdings Reports (including Initial Holdings Reports, Quarterly Holdings Reports, and Annual Holdings Reports) or
            Certifications of Exemption submitted by Access Persons (as described in Section III);

      D. A record of any pre-clearance approval of investments, and the reasons for such approval (as described in Section IV);

      E. A record of any approval granted for acquisition of Securities in an Initial Public Offering or Limited Offering and the reasons for such approval (as described in Sections V.E and V.F);

      F.    Trade Reports  submitted by Access  Persons (as described in Section
            VII); and

      G. The Annual Report of the Code of Ethics Review Committee (as described in Section XII).

      All such reports and information will be made available for reasonable periodic or any other special inspection by the Code of Ethics Review Committee, the Compliance Department, any party to which any investigation is referred by any of the foregoing, the Securities and Exchange Commission, any self-regulatory organization, and any state securities commission.

Amended and Restated August 21, 2000 by the Board of Directors of the Morgan Keegan Select Fund, Inc.

Enclosures forming part of this Code: Procedures and Definitions Appendix.


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                         MORGAN KEEGAN SELECT FUND, INC.
                                 CODE OF ETHICS
                           PROCEDURES AND DEFINITIONS


I.    DEFINITIONS

      ACCESS PERSON is defined as any director, officer, general partner, or Advisory Person of the Fund or the Fund's investment adviser.

      ADVISORY PERSON is defined as any employee of the Fund who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to purchases or sales, or any person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund; and the Portfolio Manager, or any other person the Compliance Department designates as an Advisory Person..

      ACCOUNT is defined as the following Securities accounts: any personal account; any joint or tenant-in-common account in which the person has an interest or is a participant; any account for which the person acts as trustee, executor, or custodian; any account over which the person has investment discretion or otherwise can exercise control (other than non-related clients' accounts over which the person has investment discretion), including the accounts of entities controlled directly or indirectly by the person; any other account in which the person has a direct or indirect Beneficial Interest and any account in which an Immediate Family member has a Beneficial Interest; provided, however that Account shall not include any Securities Account over which the Person has no investment discretion and cannot exercise control over any investment decisions; including any blind trusts.

      BENEFICIAL OWNERSHIP/INTEREST means a direct or indirect "pecuniary interest" (as defined in subparagraph (a)(2) of Rule 16a-1 under the Securities Exchange Act of 1934) that is held or shared by a person directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, in a security. The term "pecuniary interest," as it is defined under the 1934 Act, is generally understood to mean having the opportunity to share, directly or indirectly, in any profit or loss on a transaction in Securities, including but not limited to all joint accounts, partnerships and trusts. An Access Person is presumed to have Beneficial Ownership of any family member's account.

      COVERED SECURITY is defined as a security as defined in section 2(a)(36) of the Investment Company Act of 1940 ("1940 Act"), except that it does not include direct obligations of the United States government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, repurchase agreements, or shares issued by open-end funds.


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


      EQUIVALENT SECURITY is defined as any Securities issued by the same entity as the issuer or a security, including options, rights, warrants, preferred stock, restricted stock, bonds, and other obligations of that issuer.

      IMMEDIATE FAMILY is defined as a person's spouse, a person's minor child, any adult residing in the same household as the person, any relative dependant on the person for financial support, and any other person designated by the Compliance Department.

      INDEPENDENT FUND DIRECTOR is defined as a director of the Fund who is not an "interested person" of the fund within the meaning of Section 2(a)(19) of 1940 Act, 15.

      INITIAL PUBLIC OFFERING is defined as an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

      LIMITED OFFERING is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or 77d(6)) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

      PORTFOLIO MANAGER is defined as the person with principal day-to-day responsibility for managing the Fund's portfolios.

      PORTFOLIO SECURITIES is defined as stocks, notes, bonds, debentures, or other evidences of indebtedness, and all derivative investments, such as options and warrants, being held by the Fund, or presently being contemplated for purchase by the Fund.

      SECURITIES TRANSACTION is defined as a purchase or sale of Securities, or writing an option to purchase or sell a Covered Security.

II. OFFICERS, DIRECTORS AND EMPLOYEES OF MORGAN ASSET MANAGEMENT AND MORGAN KEEGAN, INC. SUBJECT TO THE CODE OF ETHICS

      A.    Portfolio Managers:  James Kelsoe and Elkan Scheidt

      B. Advisory Persons: Charles Maxwell, Dan Mann, Ramond Mecherle, Mary Brown, Karen Scherrod, Thom Weller, Susan Graziosi, Louis Hale, James Kelsoe and Elkan Scheidt.

      C. Access Persons: Allen Morgan, Jr. (President), Joseph Weller (Treasurer and Assistant Secretary), Charles Maxwell (Secretary and Assistant Treasurer), William Hughes (President/MAM), the Advisory Persons, and the Independent Fund Directors (unless otherwise excepted).

      D.    Independent Fund Directors:  James D.  Witherington,  Jr., William
            J. Mann, and Stillman McFadden


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


III.  COMPLIANCE PROCEDURES

      A.    GENERAL

            1. The Portfolio Manager shall maintain all records and documents relating to his/her portfolio management in a secure and confidential manner.

            2.    All Access  Person  Account  statements  provided  pursuant to
                  Section VII. of the Code shall be compared with completed transactions of the Fund to monitor for possible violations. The basis of this comparison shall be the trading activity of the duplicated confirmations and statements versus a daily report of securities transactions for the Fund.

            3. A signed acknowledgment is to be obtained from the Portfolio Manager designating any Securities Accounts in which the Portfolio Manager has no involvement in investment decisions.

            4. A signed acknowledgment is to be obtained from the Portfolio Manager designating which Accounts have investment objectives that are inconsistent with those of the Fund.

      B.    ACKNOWLEDGMENT

            Signed acknowledgments are to be obtained from the persons listed in
      Section II of these Procedures and Definitions as follows:

            1. A signed acknowledgment stating that the individual has read, understood and complied with the Code and that no transactions have been effected in conflict with the Code is to be obtained from all Access Persons, including Independent Fund Directors.

            2. A signed acknowledgment stating that the individual has no access to transactions or contemplated transactions prior to public disclosure is to be obtained from all Access Persons, including Independent Fund Directors.

            3. A signed acknowledgment stating that all personal transactions have been reported as required is to be obtained from all Access Persons, except for Independent Fund Directors.


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IV.  REVIEW OF ADVERTISING

      All advertising  materials and sales literature  prepared on behalf of the
      Fund shall be approved by the marketing department of MAM for mathematical, factual and technical accuracy and then approved by the Compliance Department for appropriate disclosure and presentation. The Compliance Department shall be responsible for all regulatory submissions and state filings, where applicable.

V.    PROXY VOTING PROCEDURES

      The Portfolio Manager shall vote all proxies and transmit the voted proxies to the proxy solicitor and maintain copies of those voted proxies in a secure location

VI.  CODE OF ETHICS REVIEW COMMITTEE

      The Code of Ethics Review Committee will be made up of the following persons:

      Mike Henry, Compliance Director
      James Kelsoe, Portfolio Manager
      Elkan Scheidt, Portfolio Manager
      Beth Ducrest, Compliance Administrator


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